Rogers Corp. Files 8-K and Projects Record Second Quarter Sales and Record Full-Year Earnings

    ROGERS, Conn.--(BUSINESS WIRE)--June 29, 2006--Rogers Corporation (NYSE:ROG) today announced that it is filing a Form 8-K with the Securities and Exchange Commission (SEC), reporting a potential non-cash asset impairment charge involving the Company's Other Polymer Products reporting segment. This reportable segment, which comprised 12% of net sales in 2005, includes four operating units: elastomer components, polyolefin foams, polyester-based laminates, and non-woven composite materials.
    Due to recent market and customer developments, Rogers believes that the future outlook of the Company's polyolefin foams and polyester-based laminates operating units has changed from previous expectations. As a result, it was determined that these events qualify as indicators of impairment under generally accepted accounting principles (GAAP) and that the assets associated with these two operating units may require a non-cash impairment charge, which could affect the Company's second quarter 2006 GAAP earnings. The vast majority of the polyolefin foam unit's assets were impaired during 2005 when the Company significantly restructured this business and scaled down the unit's market focus. However, due to unforeseen recent competitive developments, the profitability and viability of the business appear more questionable in the long term than originally forecast in 2005.
    The polyester-based laminates unit includes shielding materials used mostly in the cable industry. The cable market has been affected by rising raw material prices, especially copper. In addition, it now appears that certain new higher margin non-cable applications, which would further diversify the heavily concentrated commodity cable product business, will take longer to come to fruition than originally planned. Consequently, the Company expects these events to unfavorably impact future sales and profit forecasts.
    The polyolefin foam and polyester-based laminates operating units currently have long-lived assets and goodwill of approximately $16 million, of which approximately $11 million represents residual goodwill. The exact amount of any impairment charge will not be known until a full assessment is completed by the Company with the assistance of an independent third-party valuation specialist. The Company will disclose such amount or range when it has been determined.

    Second Quarter Guidance

    The Company also announced that, excluding any aforementioned non-cash impairment charges, it now expects both sales and non-GAAP earnings to be above previous guidance ranges and at record levels for the second quarter of 2006. Rogers now projects second quarter net sales to be $101 to $103 million compared to the April 20, 2006, guidance of $97 to $100 million. Non-GAAP earnings for the second quarter, excluding any impairment charges, are projected to be $0.69 to $0.72 per diluted share versus previous guidance of $0.63 to $0.67 per diluted share.
    The Company cannot at this time reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measures, as the potential impairment charges resulting in the non-GAAP financial measures are not known to the Company at this time.
    Robert D. Wachob, President and CEO, commented, "Outside of any potential GAAP impairment adjustments, we are extremely pleased with the overall expected results for this quarter, which is usually slower than the third and fourth quarters of the year. The higher-than-expected second quarter operating results are due to sales leverage, continued market penetration, and improved execution in our worldwide strategic operations. Any impairment adjustment related to our Other Polymer Products segment correlates with our continued emphasis on structuring our businesses in line with our long-term strategic interests. Additionally, even after the impairment charge, we expect record sales and GAAP earnings for 2006."
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material based products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of June 29, 2006, and Rogers undertakes no duty to update this information unless required by law.

    CONTACT: Editorial and Investor Contact:
             Rogers Corporation
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             E-mail: edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com